Consent of Independent Registered Public Accounting Firm We consent to the use of our report dated March 25, 2022, with respect to the consolidated financial statements and financial statement schedules I, III, IV, and V of Jackson National Life Insurance Company and subsidiaries, included herein. Dallas, Texas April 22, 2022 KPMG LLP Suite 1400 2323 Ross Avenue Dallas, TX 75201-2721 KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.